Avaya Inc.
    211 Mt. Airy Road
Basking Ridge, NJ 07920 USA

August 1, 2012

David Vellequette
13944 Fremont Pines Lane
Los Altos Hills, CA 94022

Dear David,
It gives me great pleasure to offer you a Senior Vice President position in Avaya Inc. In addition to confirming my offer, this letter sets out the terms and conditions of your employment and outlines the current major features of Avaya’s compensation and benefit plans, programs and practices under which you will be covered.
Assumption of Duties: Effective on or about October 1, 2012, you will assume the role of SVP, Chief Financial Officer, reporting to me. Your office will be located at 4655 Great America Parkway, Santa Clara, CA 95054.
Cash Compensation:
Weekly Base Salary: Your annual base salary will be $575,000, paid weekly. Based on your hire date of October 1, 2012, you will receive your first paycheck on October 12, 2012 and at the end of each week thereafter.
Short Term Incentive Plan: Avaya offers a Short Term Incentive Plan (STIP) which provides the opportunity a mid-year and year-end discretionary bonus for the fiscal year (Avaya’s fiscal year is from October 1 through September 30). You will be eligible for these discretionary bonus payments based on your individual performance and service time during the performance period. Your target annual bonus opportunity under the STIP is 90% of your base salary. Your actual bonus payment will ultimately be determined based on both company and individual performance and may be below, at, or above your target opportunity. In your first year, your bonus will be pro-rated to reflect your actual service during the fiscal year.
Avaya is a pay-for-performance company and is committed to providing significant pay opportunities for high levels of contribution. You will receive performance evaluations on a semi-annual basis in which your supervisor will review your results against objectives, key behaviors, contribution to Avaya and individual growth and development.
Executive Committee 3 Year Performance Recognition: You will be eligible to participate in the Avaya Inc. Executive Committee 2011-2013 Performance Recognition Plan (the “EC3 Year LTIP”). Your total target opportunity under this program will be $575,000 for fiscal year 2013.

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Your actual award will be the greater of $400,000 or the actual award earned based on achievement of the FY13 financial target established in the plan.
The terms and conditions of the EC 3 Year LTIP will be communicated to you through the Plan document and the related award agreement, under separate cover.
Sign-On Bonus: We will pay you a cash sign-on bonus in the amount of $400,000 less applicable taxes according to the following schedule: $200,000 to be paid in the final payroll of April 2013, and $200,000 to be paid in the final payroll of February 2014. These payments are conditioned upon your continued employment through the date the payment is due. If your employment is terminated for any reason prior to payment, you will be ineligible to receive any unpaid portion of this cash sign-on bonus.
Stock Option Grant: Subject to approval by the Board of Directors or its delegate, you will be awarded options to purchase 500,000 shares of common stock of Avaya Holdings Corp, the parent company of Avaya. The strike price of these options will be determined by the Board of Directors or its delegate based on the fair market value of Avaya Holdings common stock at the earlier of the future valuation of, or an initial public offering with respect to Avaya Holdings common stock. This award will consist of stock options where:

•	65% of the options will vest 25% on each of the first, second, third and fourth anniversaries of the date of grant and

•	35% of the options will vest based-on the return of Avaya’s majority stockholders receive on their initial investment in Avaya, following an exit event as defined by the equity plan.
The specific terms of your award are contained in the Amended and Restated Avaya Holdings Corp. (formerly known as Sierra Holdings Corp.) 2007 Equity Incentive Plan and in the related individual award agreement, which exclusively control your stock options and supersede any other written or oral representations concerning your options, including this letter. Included with this letter as Appendix A and B are current versions of the plan and award agreement, which contain, among other things, post-employment provisions regarding Non-Disclosure, IP Assignment, Non-Solicitation and Non-Compensation. You will receive a final copy of the plan and the agreement after your award has been approved by the Board of Directors. You must be an employee of Avaya on the vesting dates specified in your award agreement to receive your award.
Restricted Stock Units (RSUs): In addition to the stock option grant noted above, subject to approval by our Board of Directors, you will be awarded a grant of Restricted Stock Units (RSUs). The value of these RSUs is $600,000; the specific number of shares will be determined by the Board of Directors or its delegate based on the fair market value of Avaya Holdings common stock. Each RSU represents one share of common stock of Avaya Holdings Corp. The award will be governed by the terms and conditions of the Amended and Restated Avaya Holdings Corp. 2007 Equity Incentive Plan and your individual RSU Award Agreement. In

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addition, any shares received on vesting would be subject to the terms and conditions of a stockholders’ agreement, including restrictions on the sale or other permitted transfers of the issued shares. The RSUs will vest and become non-forfeitable annually over a four (4) year period, according to the following schedule: 25% of the RSUs will become vested on each of the first, second, third, and fourth anniversaries of the Grant Date. You must be an employee of Avaya on each vesting date in order for each respective portion of your award to vest. Included with this letter as Appendix C is the current version of the award agreement pertaining to the RSUs, which is subject to change at the Company’s sole discretion between the time of this letter and Board of Directors’ approval.
Employee Benefit Plans: Attachment B is a summary of benefits available to you under Avaya’s Executive and general employee benefits plans. For most plans, you will be covered immediately from the date of hire.
Contingency of Offer: This offer of employment is contingent upon the successful completion of reference checks, a background check and a mandatory drug screen. A positive drug screen will automatically result in rescission of this offer. This Offer is also contingent upon your execution of the Employee Agreement regarding Intellectual Property and Proprietary Information, attached as Attachment C
Benefit and Incentive Plan Terms: The benefit and incentive plans, programs and practices briefly outlined in this letter, reflect their current provisions. Payments and benefits under these plans, programs and practices, as well as other payments referred to in this letter are subject to IRS rules and regulations with respect to withholding, reporting, and taxation, and will not be grossed-up unless specifically stated. The Company reserves the right to discontinue or modify any compensation, incentive, benefit, perquisite plan, program or practice at its sole discretion and without prior notice. Moreover, the very brief summaries contained herein are subject to the written terms of such plans, programs and practices, which supersede any other written or oral representations concerning such plans, programs and practices, including this letter.
For purposes of the Executive and employee benefits plans, the definitions of includable compensation is set forth in the respective plans, and may be amended or modified at any time and without prior notice. No other compensation and payments reflected in this offer are included in the calculation of any employee or Executive benefits. You may consult with the respective summary plan descriptions, which are available on request, for specific plan information.
There may be other benefits at Avaya that include certain non-solicitation obligations, e.g. equity grants, that are not meant to conflict with this offer letter. In case of any conflict between the provisions of this letter and the provisions of any other applicable benefit plan program or agreement in which you participate, the obligations set forth in such benefit plan, program or agreement shall govern.

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Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.
Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to your employment with Avaya.
If you agree to the foregoing terms and conditions of employment, and affirm that there are no agreements or other impediments that would prevent you from provide exclusive service to Avaya, please sign this letter by August 15, 2012 in the space provided below. Please fax the signed letter, as well as the signed Employee Agreement, to Ashley Holland of our Executive Staffing Group at (908) 953-3317, or sign, scan and email to akholland@avaya.com. Also, assuming your acceptance of our offer, you will receive an email from Carol Bonura to initiate the background check process through HireRight.
David, I feel the package we have developed for you is attractive and anticipates that you will make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to having you join us. If you have any questions, please do not hesitate to call me.

Sincerely,

___/s/ Kevin J. Kennedy_________

Avaya Inc.
    211 Mt. Airy Road
Basking Ridge, NJ 07920 USA

Kevin J. Kennedy
President & Chief Executive Officer

_____/s/ David Vellequette_______                _____8/10/12_________
Acknowledged and Agreed to:                     Date
David Vellequette